Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS RECORD OPERATING INCOME

AND INCREASED EARNINGS FOR 2008

DENVER, COLORADO, January 13, 2009—CREDO Petroleum Corporation (NASDAQ:  CRED) today reported financial results for the year ended October 31, 2008.

For the year, income from operations increased 42% to a record $8,264,000 compared to $5,827,000 in 2007.  Oil and gas sales increased 22% to a record $17,345,000 compared to $14,265,000 last year.  During 2008, the company sold 1,150,000 shares of newly issued stock for $16,675,000, resulting in a 93% increase in working capital to $24,160,000 compared to $12,511,000 last year.

Alford B. Neely, Chief Financial Officer, said, “We are pleased with the substantial increase in operating income.  Net income was modestly higher in 2008 because of lower hedging gains and because our investments swung to a loss in 2008.  Those two items had a $2,359,000 negative impact on 2008 pre-tax income compared to last year.”

Net income rose 4% to $5,993,000 compared to net income of $5,760,000 last year.  The following table reconciles operating income to net income for each year.

	2008	2007	Change
Operating Income	$8,264,000	$5,827,000	$2,437,000
Net Hedging Gains	188,000	1,455,000	(1,267,000)
Investment, Interest and Other Income (Loss)	(299,000)	793,000	(1,092,000)
Income Taxes	(2,160,000)	(2,315,000)	155,000
Net Income	$5,993,000	$5,760,000	$233,000

On a per diluted share basis, net income was $.61 in both years.  The per share amount for 2008 reflects the effect of 1,150,000 newly issued shares pursuant to a private equity transaction closed in July 2008.

MANAGEMENT COMMENT

James T. Huffman, CEO, said, “Our business was extremely challenging in 2008.  We had to measure the constant pressure on public companies to forge ahead against the surging cost of doing so and the escalating risks caused by degradation in the quality of field services.  Among other things during 2008, our Board retained Merrill Lynch as an advisor.  We ultimately made a very tough decision to slow down spending on drilling and to ramp-up an effort to raise capital.

That decision resulted in a stock sale at an opportune time that raised $16.7 million of equity capital.

“On balance our decisions in 2008 produced a very positive outcome.  We entered the current downturn well positioned with a strong balance sheet, flush in cash and no debt.  This provides CREDO the flexibility to substantially increase capital spending as opportunities arise.  However, our decisions had some undesired results.  One such result was that production fell because we put operated drilling projects on hold for several months.  Further delays were caused by rig shortages when we were again ready to drill.

“Our reserve quantities were also down slightly in 2008.  This was caused by the requirement for mark-to-market valuation at our October 31st year-end when natural gas prices were near their low for the year.  Oil and gas wells reach their economic limit more quickly at low prices.  That caused a significant downward revision in our reserve quantities which was mostly offset by new reserve additions.  As a result, total reserve quantities fell only 4%.  By way of comparison, at last year’s prices, our reserve quantities would have increased about 14%.  Despite low prices at October 31, the cost of our oil and gas properties was not impaired, and no cost write-down was required.

“By most measures, we had another very good year, and we are off to an excellent start for 2009.  It appears that we have already discovered substantial production capacity and reserves which will more than make up the 2008 deficit.  We have recently announced four new wells in which CREDO owns working interests ranging from 44% to 85%.  Two of the wells appear to be high rate producers, and two are in the process of being completed.  In addition, we are discussing Calliope projects with a number of companies which have the potential for joint ventures during 2009.”

LOW YEAR-END NATURAL GAS PRICES RESULT IN

DECLINE IN RESERVE QUANTITIES AND VALUES

On a net basis, reserve quantities fell 4% to 19.8 Bcfe (billion cubic feet equivalent) from last year’s record 20.5 Bcfe.  Natural gas reserves decreased to 15.5 Bcf from 17.0 Bcf last year, and oil reserves increased 20% as the company’s Central Kansas Uplift drilling began to make a significant contribution.  Oil reserves accounted for 22% of total reserves compared to 17% last year.

Under SEC regulations, the company must value its reserves and compute the economics of its properties at the daily price in effect on its October 31st fiscal year end.  This is mark-to-market valuation for oil and gas reserves.  At October 31, 2008, natural gas prices in the company’s primary producing areas averaged about $3.50 per MMbtu.  This low price shortened the economic life of many of the company’s properties, resulting in a significant reduction in reserve quantities.

On a mark-to-market valuation basis, low product prices at October 31, 2008 also dramatically reduced the value of the company’s reserves compared to last year.  The undiscounted value of reserves fell 47% to $53,655,000 at October 31, 2008, and the discounted value (at 10%) was

$32,330,000.  Average year-end wellhead prices used to calculate reserves were $3.50 per Mcf and $62.25 per barrel compared to $5.89 per Mcf and $86.61 per barrel last year.

LOWER PRODUCTION CAUSED BY DRILLING DELAYS

Fiscal 2008 production fell 16% to 1.88 Bcfe compared to 2.23 Bcfe last year.  Production was down in 2008 primarily because certain company operated projects were put on hold due to high costs, and because the company experienced significant drilling rig delays as demand surged in response to historically high prices.

The company has recently announced four new wells in which it owns working interests ranging from 44% to 85%.  Two of the wells appear to be high rate producers, and two are in the process of being completed.  The company believes these new wells will overcome last year’s production deficit.

AVERAGE WELLHEAD PRICES HIGHER IN FISCAL 2008

DESPITE PRICE COLLAPSE LATE IN THE YEAR

The average net wellhead natural gas price received by the company for 2008 increased 32% to $7.65 per Mcf compared to $5.79 last year.  Hedging derivative transactions reduced wellhead price realizations $.25 per Mcf in 2008 compared to a gain of $.99 per Mcf last year.  As a result, total natural gas price realizations rose 9% to $7.40 per Mcf compared to $6.78 last year.  Wellhead oil prices were $99.28 per barrel compared to $60.95 last year.  There were no oil hedging derivative transactions.

At October 31, 2008, open hedging derivative contracts covered 830 MMbtus at NYMEX prices ranging from $8.00 to $10.60, and covered all production months from November 2008 through October 2009.  Subsequent to October 31, the November, December and January contracts expired and the company realized net hedging gains of $925,000 on those contracts.  Hedging derivative contracts are estimated to range from 30% to 50% of the company’s estimated monthly production at the time the contract was initiated, taking into consideration estimates for new production from certain future operations.  Depending on changes in the natural gas futures market and management’s assessment of the underlying fundamentals affecting natural gas prices, the company may either increase or reduce the hedging derivative positions in the future.

All of the open hedge derivative contracts are indexed to the NYMEX and are represented by short positions.  Actual price realizations in the company’s principal areas of operations (primarily Oklahoma) are generally expected to be 10% to 12% below NYMEX prices primarily due to basis differentials.  However, as experienced in late 2008, regional weather conditions and other economic events may significantly increase the basis differentials.

STRONG FINANCIAL CONDITION CONTINUES TO PROVIDE

A SOLID FOUNDATION FOR GROWTH

The company’s balance sheet and financial condition continue to be very strong with ample cash and no debt.  In addition, the company expects operating cash flow to remain strong in 2009.  This provides the company great flexibility to increase capital spending as opportunities arise.  For 2008, net capital spending related to oil and gas activities totaled $12,321,000.  At October 31, 2008, working capital was $24,160,000.  Total assets were $80,560,000, including cash and short-term investments of $25,376,000, and stockholders’ equity was a record $62,211,000.

LOOKING FORWARD

“This year marks CREDO’s 30th anniversary as a public company,” Huffman said.  “As shown on our website (credopetroleum.com), CREDO has received many accolades for consistent top tier performance over that long time period.  CREDO was recognized by Forbes magazine in 2008 (for the fourth year) as one of the “200 Best Small Companies” in America, and CREDO was recently ranked by Bloomberg as Colorado’s top performing energy stock for 2008.

“CREDO is extremely well positioned going into 2009, and it appears that our drilling program is off to a very successful start.  We expect to see better, more cost effective opportunities to build the company’s assets in 2009.  Our strong balance sheet and ample cash provide us the flexibility to significantly increase capital spending as those opportunities arise.”

*          *          *          *          *

Contact:	James T. Huffman
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(table follows)

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

	Year Ended	Year Ended
	October 31,	October 31,
	2008	2007

Condensed Operating Information

Oil and Gas Sales	$17,345,000	$14,265,000

Expenses:
Oil and Gas Production	3,861,000	3,375,000
Depreciation, Depletion and Amortization	3,583,000	3,666,000
General and Administrative	1,637,000	1,397,000
	9,081,000	8,438,000

Income from Operations	8,264,000	5,827,000

Other Income and (Expense)
Gains (Losses) from Derivatives
Realized	(1,113,000)	1,909,000
Unrealized	1,301,000	(454,000)
	188,000	1,455,000

Investment and Other Income (Loss)	(291,000)	819,000
Interest (Expense)	(8,000)	(26,000)
	(111,000)	2,248,000

Income Before Income Taxes	8,153,000	8,075,000
Income Taxes	(2,160,000)	(2,315,000)

Net Income	$5,993,000	$5,760,000

Basic Net Income Per Share	$.62	$.62
Diluted Net Income Per Share	$.61	$.61

	October 31, 2008	October 31, 2007

Condensed Balance Sheet Information

Cash and Short-Term Investments	$25,376,000	$13,668,000
Other Current Assets	4,678,000	2,747,000
Oil and Gas Properties, Net	46,456,000	37,374,000
License Agreement and Other Intangible Assets, Net	1,079,000	198,000
Other Assets	2,971,000	1,362,000

	$80,560,000	$55,349,000

Current Liabilities	$5,894,000	$3,904,000
Deferred Income Taxes	11,117,000	9,204,000
Exclusive License Agreement Obligation	—	85,000
Asset Retirement Obligations	1,338,000	1,016,000
Stockholders’ Equity	62,211,000	41,140,000

	$80,560,000	$55,349,000